Exhibit 99.1

SINGLE FAMILY RESIDENTIAL PROPERTIES

Acquired by AMERICAN HOUSING REIT INC.

Unaudited Statements of Operations

	Six Months Ended June 30, 2014	Twelve Months Ended December 31, 2013	Nine Months Ended September 30, 2013	Twelve Months Ended December 31, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Rental revenue	$133,032	$111,874	$50,092	$6,409

Expenses:
Property operating expense	58,226	48,965	21,924	2,805
Real estate tax expense	20,816	17,506	7,838	1,003
Homeowners’ association fees	2,749	2,311	1,035	132
	81,791	68,782	30,797	3,940
Net income	$51,241	$43,092	$19,295	$2,469

The accompanying notes are an integral part of this unaudited statement of operations.

SINGLE FAMILY RESIDENTIAL PROPERTIES
Notes to Unaudited Statements of Operations

Note 1 – Organization and Properties

The accompanying unaudited Statements of Operations include the aggregated unaudited pre-acquisition financial results of 133 single family residential properties (the “Properties”) acquired by American Housing REIT Inc. (“AHR”) during the period from November 2013 through September 2014.  The Properties are located in Texas, Georgia, Florida, and North Carolina.  AHR is a Maryland corporation whose primary business strategy is to acquire, lease and manage single-family homes as well-maintained investment properties to generate attractive risk-adjusted returns over the long-term.

The 133 Properties were acquired with various leasing histories.  Seventy-two were acquired with lease histories of three months or less.  Thirty-seven were acquired with lease histories between three months and nine months.  Eight were acquired with lease histories of nine to twelve months.  Five were acquired with lease histories greater than 12 months, and eleven had no lease history.

Note 2 - Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The information presented in the accompanying Statements of Operations and the notes thereto is unaudited for all periods presented.  In the opinion of management, all adjustments necessary for a fair presentation of such unaudited Statements of Operations have been included. Interim results are not necessarily indicative of results for a full year.  The Properties fiscal year is on a calendar year basis.

The accompanying unaudited Statements of Operations have been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the United States Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC.  The accompanying unaudited Statements of Operations include the pre-acquisition operating revenues and expenses of the Properties, exclusive of items such as mortgage interest expense, depreciation and amortization expense, management fees, and other nonrecurring owner specific expenses.  These expenses may not be comparable to the corresponding amounts reflected in the future operations of the Property.

Note 3 – Summary of Revenue and Expense Items

Rental Revenue

Rental revenue is recognized based on the terms of the lease.  The amount of rental revenue recognized in the accompanying unaudited Statements of Operations represents the rent incurred by the Properties’ tenants prior to the Properties acquisition by the Company.  The amounts were identified based upon a review of tenant lease information that was available to AHR at the time of the acquisitions of the Properties.

Refer to Note 4 – “Property Acquisitions” for the periods in which the Properties were acquired by AHR and the number of pre-acquisition months of rental revenue earned by the Properties recognized in the periods presented in the unaudited Statements of Operations.

Property Operating Expense

These expenses include all direct and indirect costs related to the properties, including insurance utilities, landscaping, and general repairs and maintenance.  The amount included in the accompanying unaudited Statements of Operations for this expense category was computed based upon a historically determined percentage of rental revenue as actual pre-acquisition costs for the Properties were not identifiable.

Real Estate Tax Expense

Real estate tax expense is determined based upon municipal and state laws.  The amount included in the accompanying unaudited Statements of Operations for this expense category was computed based upon a historically determined percentage of rental revenue as actual pre-acquisition costs for the Properties were not identifiable.

Homeowners’ Association Fees

These fees represent money that is paid on a monthly basis by the Property owners to the Home Owners’ Association, which assists in maintaining and improving certain portions of the properties or neighborhoods.  The amount included in the accompanying unaudited Statements of Operations for this expense category was computed based upon a historically determined percentage of rental revenue as actual pre-acquisition costs for the Properties were not identifiable.

Note 4 – Property Acquisition Information

		Pre-Acquisition Months Rented
Calendar Period Acquired	No. of Houses Acquired	Six Months Ended June 30, 2014	Twelve Months Ended December 31, 2013	Nine Months Ended September 30, 2013	Twelve Months Ended December 31, 2012

November 1, 2013-December 31, 2013	30	--	--	44	6

January 1, 2014 – March 31, 2014	16	--	27	--	--

April 1, 2014 – June 31, 2014	51	69	40	--	--

July 1, 2014 – October 2014	36	57	25	--	--
Total	133	126	92	44	6

Average Rent per Month	n/a	$1,056	$1,216	$1,138	$1,068